Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Longeveron Inc. on Forms S-1 [File Nos. 333-252234 and 333-261667], S-3 [File No. 333-264142] and S-8 [File No. 333-253141] of our report dated March 10, 2023, with respect to our audit of the financial statements of Longeveron Inc. as of December 31, 2022 and for the year ended December 31, 2022, which report is included in this Annual Report on Form 10-K of Longeveron Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

Hartford, CT

March 14, 2023